EXHIBIT 23(b)

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Form S-8 of James Monroe Bancorp, Inc. of our report, dated January 5, 2001, relating to the consolidated balance sheets of James Monroe Bancorp, Inc. as of December 31, 2000 and 1999, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 2000 and 1999, which report appears on page 25 of the James Monroe Bancorp, Inc. Annual Report on Form 10-KSB.


/s/ Yount, Hyde & Barbour, P.C.


Winchester, Virginia
May 15, 2001